Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of August 14, 2008 (the "Execution Date"), between Belvedere SoCal ("SoCal"), Professional Business Bank ("PBB"), and William Baribault ("Executive") for the purposes set forth in this agreement (the "Agreement").

WHEREAS, SoCal is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System ("FRB");

WHEREAS, SoCal is the parent holding company of PBB, a California chartered banking corporation and wholly-owned subsidiary of SoCal, subject to the supervision and regulation of the California Department of Financial Institutions ("DF1") and Federal Deposit Insurance Corporation ("FDIC");

WHEREAS, it is the intention of the parties to enter into an employment agreement for the purposes of securing Executive's services as the President and Chief Executive Officer of SoCal and PBB (together, the "Company").

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, SoCal, PBB and Executive agree as follows:

1.  TERM. Subject to the provisions for earlier termination hereinafter provided, Executive's employment hereunder shall be for a term that commenced on February 28, 2008 (the "Effective Date") and ending on the fifth anniversary of the Effective Date (the "Term"). Executive acknowledges that all amounts that have become due and payable under this Agreement prior to the Execution Date have been paid or provided to Executive by the Company.

2.  POSITION, DUTIES AND RESPONSIBILITIES. During the Term, the Company will employ Executive, and Executive agrees to be employed as the President and Chief Executive Officer of SoCal and the President and Chief Executive Officer of P138. In such employment capacity, Executive will have such duties and responsibilities as are noimally associated with such position and will report to SoCal's Executive Chairman of the Board (currently Alan J. Lane) or his designee. During the Term, and except as set forth on Schedule 1, Executive shall devote his entire business time, attention and energies to the business and affairs of the Company, to the performance of Executive's duties under this Agreement and to the promotion of the Company's interests. Notwithstanding the foregoing, subject to Section 11 below, nothing in this Agreement shall be construed to limit Executive's ability to provide services to or participate in non-profit, charitable or civic organizations or to manage personal investments, including personal investment vehicles, to the extent that such activities do not materially interfere with Executive's performance of his duties hereunder. Executive acknowledges that Executive's services as President and Chief Executive Officer of the Company shall constitute Executive's principal business activity. During the Term, the geographic location where Executive's primary office will be located will be in the Company's principal offices located at 199 South Los Robles Avenue, Suite 130, Pasadena, CA 91101, but Executive may also work from any location Executive chooses. Notwithstanding the foregoing, the Company may from time to time require Executive to travel temporarily to other locations on the Company's business. At the Company's request, Executive will serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing. In the event that Executive serves in any one or more of such additional capacities, Executive's compensation will not be increased beyond that specified in this Agreement. In addition, in the event Executive's service in one or more of such additional capacities is terminated, Executive's compensation, as specified in this Agreement, will not be diminished or reduced in any manner as a result of such termination for so long as Executive otherwise remains employed under the terms of this Agreement.

3.            BASE COMPENSATION. During the Term, the Company will pay Executive a base salary of $300,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company's normal payroll practices and prorated for any partial pay period of employment. Executive's base salary shall be subject, in the sole discretion of the Board of Directors of SoCal (the "Board"), to (i) increase only based on the Board's annual review and (ii) increase pursuant to the Company's policies as in effect from time to time, and, pursuant to the growth of the Company (such base salary, as may be increased pursuant to this Section 3, the "Base Compensation").

4.            ANNUAL BONUS. In addition to the Base Compensation, during the Term, Executive will be eligible to participate in the Company's incentive bonus plan applicable to senior executives of the Company. The amount of Executive's annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the teuus of such bonus plan, Executive's target annual bonus shall be one hundred percent (100%) of Base Compensation per year, pro-rated in accordance with Sections 4(a) or 4(b) below, as applicable, for any partial year of service in which an annual bonus is earned. Each annual bonus shall, to the extent payable in accordance with the terms of the incentive bonus plan, be paid no later than. March 15th of the year following the year in which such annual bonus is earned. Each annual bonus shall be paid in cash or, at the election of Executive made at least thirty (30) days prior to the payment date (or such other date as may be determined by the Board), in whole or in part in a number of fully vested shares of SoCal common stock equal to the dollar amount of the bonus payable divided by the Fair Market Value (as defined in the SoCal 2007 Equity Incentive Plan (the "Plan")) of a share of SoCal common stock on the date preceding the date on which the bonus is paid. In the event that Executive elects to receive an annual bonus in shares, SoCal shall issue such shares to Executive under the Plan and such shares shall be subject to the terms and conditions of the Plan (including, without limitation, the limits set forth in Section 3 and Section 6(c) of the Plan) and an award agreement in a form prescribed by the Company.

The term "annual" as used in this Agreement shall be deemed to be with reference to each calendar year during the Term. Further, to the extent that this Agreement is in effect for less than any full calendar year, and unless otherwise expressly provided herein, the following calculations shall apply:

a.  For the first year of the Term (calendar year 2008), any benefit amount calculated on an annual basis for such year shall be determined by multiplying the full amount which Executive was eligible to be paid for such year by a fraction, the numerator of which is the number of days in the calendar year remaining after the Effective Date and the denominator of which equals 365; and

b.  With respect to calendar year 2013 (if Executive remains employed by the Company under this Agreement through the fifth anniversary of the Effective Date), any benefit amount calculated on an annual basis for such year shall be determined by multiplying the full amount which Executive was eligible to be paid for such year by a fraction, the numerator of which is the number of days in the calendar year up until the effective date of Executive's termination and the denominator of which equals 365.

5.            STOCK OPTIONS.

a.  Initial Option. The Company, on February 27, 2008 (the "Initial Grant Date"), granted to Executive a nonqualified stock option to purchase 99,774 shares of SoCal common stock, which number is equal to 3.00% of the total number of shares of SoCal common stock outstanding as of the Initial Grant Date (the "Initial Option"), in the following proportions: 50% Performance-Vested Options, 17% Time-Vested Options, and 33% Modified Time-Vested Options, each substantially in the applicable form stock option agreement attached hereto as Exhibits A, B and C (together, the "Option Agreements").

b.  Subsequent Acquisition Make-Whole Option. In addition, provided that Executive is then employed by the Company, in the event that (i) the Company consummates an acquisition transaction in which the holders of SoCal common stock immediately prior to such transaction continue, immediately after such transaction, to control more than 50% of the total outstanding shares of SoCal common stock (or equity securities of the surviving entity if SoCal is not the surviving entity (any such equity securities, "New Equity")), and (ii) the total number of shares of SoCal common stock (or New Equity) outstanding immediately after the consummation of such acquisition transaction exceeds the total number of shares of SoCal common stock outstanding immediately prior to the consummation of such transaction, as determined in the sole and absolute discretion of the Company (any such excess, the "Transaction Share Increase"), then SoCal (or the surviving entity) shall, on the thirtieth calendar day (or, if not a trading day, the next succeeding trading day) following the consummation of such acquisition, grant to Executive a nonqualified option to purchase a number of shares of SoCal common stock (or New Equity) equal to 3.00% of the Transaction Share Increase (the "Subsequent Acquisition Make-Whole Option" and, together with the Initial Option, the "Options").

c.  Option Terms. Each Option has been or shall be granted at an exercise price per share equal to the Fair Market Value of a share of SoCal common stock on the applicable date of grant. The terms and conditions of the Options, including without limitation any applicable vesting and forfeiture conditions, have been or shall be set forth in appropriate Option Agreements. The Options shall, subject to the provisions of this Section 5, be governed in all respects by the terms of the Plan and the applicable Option Agreement.

6.            BENEFITS AND VACATION. During the Teini, (i) Executive and his dependents shall be reimbursed by the Company throughout the term for all medical and dental insurance premiums incurred by him for him and his Spouse consistent with any plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other senior executives of the Company, (ii) Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other senior executives of the Company, including without limitation, a Company 401(k) plan, subject to the terms and conditions thereof, and (iii) Executive shall be eligible for standard benefits, such as paid time off and holidays, to the extent applicable generally to other senior executives of the Company, provided that, during the Term, Executive shall be entitled to no less than twenty (20) vacation days per year (i.e., four weeks of vacation), pro-rated for any partial year of service, in all cases, subject to the terms and conditions of the applicable Company plans or policies. In addition, without limiting the generality of the foregoing, the Company shall make available to Executive any life and long-term disability insurance policies which it may provide for other senior executives of the Company on the same terms and conditions as are made available to such other senior executives or, at Executive's election, an amount equal to the premiums payable by the Company for such policies as an expense reimbursement.

7.            EXPENSES. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with Company expense reimbursement policy applicable to its senior executives, as in effect from time to time (plus such additional expense amounts as Executive, in his reasonable discretion and subject to Company approval, deems necessary and appropriate to carry out his duties as Chief Executive Officer and President of each of the Companies) including expenses of up to $1,300 per month, pro-rated for any partial month of service, associated with the purchase or lease, operation and maintenance, of an automobile. To the extent that any such expenses are deemed to constitute compensation to Executive, including without limitation any auto reimbursement expenses or insurance reimbursements pursuant to Section 6 above, such expenses shall be reimbursed by December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Executive's right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

8.            TERMINATION OF EMPLOYMENT.

a.  Termination Without Cause. The Company may terminate Executive's employment without Cause (as defined below) at any time during the Term upon thirty (30) days' written notice provided to Executive in accordance with Section 10 below, or in the Company's sole discretion, payment of Executive's Base Salary for such period in lieu of notice. If Executive's termination of employment is without Cause and is also a "separation from service" (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.409A-1(h)) ("Separation from Service"), the Company shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to Executive, (i) Executive's earned but unpaid Base Compensation accrued through the date of such Separation from Service (the "Termination Date"), (ii) accrued but unpaid vacation time through the Termination Date, (iii) reimbursement of any business expenses incurred by Executive prior to the Termination Date that are reimbursable under Section 7 above, (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company, and (v) any payment in lieu of notice of termination under this Section 8(a) (together, the "Accrued Obligations"). In addition, subject to Section 8(f) below and Executive's execution and non-revocation of a binding release in accordance with Section 8(g) below, in the event Executive experiences a Separation from Service due to a termination by the Company without Cause, the Company shall pay or provide to Executive (the "Severance"):

(1)  a lump-sum cash payment equal to the sum of (A) Executive's Base Compensation at the rate in effect as of the Termination Date, plus (B) a pro rata portion of Executive's target annual bonus for the calendar year in which the Termination Date occurs, deteimined by multiplying the target annual bonus by a fraction, the numerator of which equals the lesser of (i) the number of days elapsed in the calendar year of termination through the Termination Date and (ii) the number of days elapsed from the Effective Date through the Termination Date and the denominator of which equals 365, provided, however, that if a termination described in this Section 8(a) occurs within twenty-four months after the consummation of an Acquisition (as defined below), then the payment pursuant to this Section 8(a)(1) shall instead equal 200% of the sum of (A) Executive's Base Compensation at the rate in effect as of the Termination Date (disregarding any purported reduction of such Base Compensation), plus (B) the annual bonus amount paid to Executive during the twelve (12) months immediately preceding the Termination Date, or if an annual bonus was not paid to Executive during such period, Executive's target annual bonus for the calendar year in which the Termination Date occurs,and

(2)  at the Company's expense, continuation of group healthcare coverage for Executive and his legal dependents until the earlier of twelve months from the Termination Date or such time as Executive becomes eligible to receive medical benefits under another group health plan, provided that Executive properly elects continuation healthcare coverage under Section 4980B of the Code and the regulations thereunder; following such continuation period, any further continuation of such coverage under applicable law shall be at Executive's sole expense.

Subject to Sections 8(1) and 8(g) below, the Severance amounts described in Section 8(a)(1) above shall be paid to Executive no later than 15 calendar days following the Termination Date, which payment schedule is intended to satisfy the short-deferral exemption under Treasury Regulation Section 1.409A-1(b)(4). For the avoidance of doubt, in no event shall the Severance, if payable, be subject to offset in respect of any claims by the Company.

b.  Resignation. Executive may terminate his employment at any time upon thirty (30) days' written notice provided to Company in accordance with Section 10 below, provided, that the Company may, in its sole discretion, waive such notice period without payment in lieu thereof, and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8(a)(iv) above, as such obligations become due.

c.   Death; Disability. If Executive dies during the Term or his employment is terminated due to his total and permanent disability (within the meaning of Section 22(e)(3) of the Code) ("Disability"), Executive or his estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8(a)(iv) above, as such obligations become due.

d.   Resignation for Good Reason. As used herein, "Good Reason" shall mean the occurrence of any of the following, without Executive's express written consent: (i) a material reduction of Executive's duties or responsibilities; (ii) a material reduction by Company of Executive's Base Compensation as in effect immediately prior to such reduction; (iii) the relocation of Executive's principal work location to a facility or a location that constitutes a material change in the geographic location at which Executive provides services (within the meaning of Section 409A, as defined below); or (iv) a material breach by the Company of Sections 3, 4, 5, 6 or 7 of this Agreement; provided, that no resignation for Good Reason shall be effective unless and until

(A)  Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for "Good Reason" within thirty (30) days after Executive has or should reasonably be expected to have had knowledge of the occurrence thereof, (B) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (C) the effective date of Executive's termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

If Executive's termination of employment is for "Good Reason" and is also a Separation from Service, then Company shall have the same obligations as are set forth in Section 8.a. above under the circumstance when a termination without Cause is also a Separation from Service.

e.  Cause. The Company may terminate Executive's employment for Cause by providing notice to Executive in accordance with Section 10 below. If the Company terminates Executive's employment for Cause, Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8(a)(iv) above, as such obligations become due.

f. Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, compensation and benefits that become payable in connection with a termination of employment (if any), including without limitation any Severance payments, shall be paid to Executive during the 6-month period following his Separation from Service only to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement will not cause Executive to incur additional taxes under Code Section 409A (together with Department of Treasury regulations issued thereunder, "Section 409A"). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive's death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period.

g.  Release. Executive's right to receive the Severance payments and benefits set forth in this Section 8 is conditioned on and subject to the execution and non-revocation by Executive and the Company of a mutual, general release of claims in a foiin reasonably acceptable to both parties, provided, however, that the Release shall not apply to (i) claims by Executive against the Company in his capacity as an optionholder or shareholder of the Company, or (ii) claims by the Company against Executive for acts of fraud, embezzlement, breach of fiduciary duty or other criminal acts.

h.  Termination of Offices and Directorships. Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any affiliate, and shall take all actions reasonably requested by the Company to effectuate the foregoing, provided, however, that if Executive's employment terminates other than due to his voluntary resignation, a termination by the Company for Cause or due to his death or Disability, this Section 8(h) shall not apply to Executive's service as a member of the Board, which service shall be governed by the terms and conditions applicable to such service prior to the Effective Date, and the Company shall consider in good faith the continuation of Executive's service on the Board. To the extent permissible under applicable law, including without limitation, applicable fiduciary duties, if Executive's service on the Board is terminated in connection with his termination of employment, other than due to a termination by the Company for Cause or Executive's death or Disability, the Company shall, contemporaneously with such termination, cause Executive to serve (or to continue to serve) on the Company's Advisory Board in accordance with the SoCal Interim Bank Advisory Board Charter, as in effect from time to time.

i.  Definitions. For purposes of this Agreement:

(1)  "Acquisition" means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation or merger own, directly or indirectly, less than fifty percent (50%) of the continuing or surviving entity's voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or (ii) a sale or other disposition of all or substantially all of the stock or assets of the Company.

(2)  "Cause" shall mean (A) Executive willfully fails to perform the duties which Executive is required to perform hereunder, (B) Executive willfully engages in illegal activity which materially adversely affects the Company's reputation in the community or which evidences Executive's lack of fitness or ability to perform his duties as reasonably determined by the Board in good faith, (C) Executive willfully engages in the falsification of reports or makes material, intentional misrepresentations or omissions of information supplied to PBB, SoCal or to regulatory agencies, (D) Executive willfully commits any act which would cause termination of coverage under PBB's Bankers' Blanket Bond, (E) Executive willfully breaches a fiduciary duty, exhibits dishonesty or deliberately or repeatedly disregards material policies or procedures of the Company, (F) Executive willfully breaches this Agreement in any material respect, (G) Executive willfully engages in conduct or acts of moral turpitude that are materially injurious to the Company or any of its subsidiaries and affiliates, (H) Executive is suspended or temporarily or permanently removed or prohibited from participating in the conduct of the business of the Company by the FDIC, DFI, FRB or any other banking authority, or (I) PBB is in default under the provisions of 12 U.S.C. Section 1813(x)(1). Notwithstanding the foregoing, Executive's employment with the Company shall not be deemed to have been terminated for Cause unless the Company provides written notice to Executive in accordance with Section 10 below of its intention to terminate his employment for Cause, setting forth the specific facts or circumstances constituting Cause and, in the case of facts or circumstances that are capable of  cur; Executive has either failed to cure, or has failed to take reasonable steps toward curing, such facts or circumstances within fifteen days of such notice (or, in the case that reasonable steps have been taken within fifteen days of such notice, has failed to cure within forty-five days of such notice). In addition, notwithstanding any other provision of this Agreement, the Company shall have no right to terminate Executive's employment for "Cause" to the extent that the facts and/or circumstances relating to such termination arise, in whole or in part, from the operation of the Company, or any conduct by, or related to, the Company, or any parent, subsidiary or other affiliate of the Company, in any case, occurring prior to the Effective Date.

9.            INTERNAL REVENUE CODE SECTION 280G.

a.  Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then Executive shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment") in an amount equal to 50% of the Excise Tax. For purposes of determining the amount of any Excise Tax Gross-Up Payment, Executive shall be considered to pay federal income tax at Executive's actual marginal rate of federal income taxation in the calendar year in which the Excise Tax Gross-Up Payment is to be made and state and local income taxes at Executive's actual marginal rate of taxation in the state and locality of Executive's residence on the date on which the Excise Tax Gross-Up Payment is calculated for purposes of this Section 9, net of Executive's actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and taking into consideration the phase-out of Executive's itemized deductions under federal income tax law.

b.  Detelininations. Subject to the provisions of Section 9(c) below, all determinations required to be made under this Section 9, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company (the "Accounting Firm"); provided, that the Accounting Firm's deteimination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The Accounting Film shall provide detailed supporting calculations both to the Company and Executive within fifteen business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within fifteen days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least "substantial authority" within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and Executive. Notwithstanding anything herein to the contrary, in no event shall any Excise Tax Gross-Up Payment to be paid by the Company under this Section 9 be made later than the end of Executive's taxable year next following Executive's taxable year in which Executive remits the related taxes. Any costs and expenses incurred by the Company on behalf of Executive under this Section 9 due to any tax contest, audit or litigation will be paid by the Company promptly, and in no event later than the end of Executive's taxable year following Executive's taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of Executive's taxable year following Executive's taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest or litigation.

c.  Notification; Contest. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 15 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(i)  give the Company any information reasonably requested by the Company relating to such claim,

(ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)  permit the Company to participate in any proceedings relating to such claim;

provided, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

d.  Refund. If, after the receipt by Executive of an Excise Tax Gross-Up Payment,

Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

e.  Excise Tax Withholding. Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Excise Tax Gross-Up Payment, and Executive hereby consents to such withholding.

f.  Deduction Loss. For the avoidance of doubt, the the Company (and its successor) shall be solely responsible for any loss of deductibility arising in connection with Code Section 280G with respect to any Payments.

g.  Definitions. The following terms shall have the following meanings for purposes of this Section 9:

(i) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)  "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii)  "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise, but shall exclude any Excise Tax Gross-Up Payment.

(iv)  "Safe Harbor Amount" shall mean 2.99 times Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

10.           NOTICE. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email (followed by confirmation in writing) or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Belvedere SoCal
199 South. Los Robles Ave. Suite 110
Pasadena, CA 91101

Attention: Alan Lane
Facsimile: (626) 395-7000
E-mail: alane@probizbank.com

If to Executive: to Executive's most current home address on file with the Company's Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 10, and shall be deemed to have been given upon receipt.

11.           COVENANTS. a.Noncompetition, Nonsolicitation and Nondisclosure by Executive.

(1)  Executive hereby agrees that he shall not, during the Term, directly or indirectly, whether as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business.

(2)  Executive hereby agrees that he shall not, during the Term and for the nine (9)-month period immediately following termination of Executive's employment hereunder (the "Restricted Period"), solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any employees of the Company or its affiliates or subsidiaries (including any former employees who voluntarily teiininated employment with the Company within a twelve (12)- month period prior to Executive's termination of employment with the Company) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Company has located its offices. In addition, Executive hereby agrees that he shall not, at any time, use any Proprietary Information (as defined below) to solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any customer, person or entity that has a business relationship with the Company or, during the twelve (12)-month period prior to Executive's termination of employment with the Company, was engaged in a business relationship with the Company, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Company has located its offices.

b.  Disclosure of Information. Executive shall not, at any time, without the prior written consent of the Board or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information concerning the business or operations of the Company or its affiliates or subsidiaries (the "Proprietary Information"); provided, that Proprietary Information shall not include information (i) in or which enters the public domain (other than by breach of Executive's obligations hereunder), (ii) acquired by Executive other than in connection with his employment, or (iii) that is disclosed to Executive by a third party who Executive reasonably believes is not obligated to the Company to keep such information confidential. Executive further recognizes and acknowledges that any financial information concerning any customers of the Company or its affiliates or subsidiaries is strictly confidential and is a valuable, special and unique asset of the Company's business which also constitutes Proprietary Information. Executive shall not, at any time, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event Executive is required by law to disclose such information described in this Section 11(b), Executive will provide the Company with prompt notice of such request so that it may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is nonetheless, in the opinion of counsel, compelled to disclose any of such information to any tribunal or any other party, then Executive may disclose (on an "as needed" basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of the Company and its affiliates and subsidiaries as reasonably necessary in the proper performance of Executive's duties and responsibilities hereunder or as may be required by the FRB, DFI, FDIC or other regulatory agency having jurisdiction over the operations of the Company in connection with an examination of the Company or other proceeding conducted by such regulatory agency.

c.  Non-Disparagement. During the Term and for a period of twelve (12) months following termination of this Agreement and Executive's employment hereunder, (i) Executive agrees that he shall not publicly or privately disparage, defame or criticize the Company, its shareholders, its affiliates, subsidiaries, officers or directors, and (ii) the Company, and each of them, agrees that (i) none of its officers or directors shall publicly or privately disparage, defame or criticize Executive, and (ii) it will take reasonable steps, as determined in the sole discretion of the Company, to discourage its employees from publicly or privately disparaging, defaming or criticizing Executive.

d.  Written, Printed or Electronic Material. All written, printed and electronic material, notebooks and records including, without limitation, computer disks used by Executive in performing duties for the Company, other than Executive's personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Company. Upon termination of Executive's employment or earlier request by the Company, Executive shall promptly return all such materials (including all copies, extracts and summaries thereof) to the Company.

e.  Breach of Covenants. Each party acknowledges that a breach by such party of any of the covenants or restrictions contained in this Section 11 will cause irreparable damage to other party, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each party agrees that if such party breaches or attempts to breach any such covenants or restrictions, the other party shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity, as may be available to such other party), without posting bond or other security.

12.            INDEMNIFICATION. The Company and Executive acknowledge that they have entered into that certain Indemnification Agreement dated February 27, 2008 ("Indemnification Agreement") which shall govern all matters relating to indemnification of Executive by the Company.

13.            REPRESENTATIONS. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the teams of this Agreement.

14.            CODE SECTION 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at any time Executive and the Company mutually determine that any payments or benefits payable hereunder may be subject to Section 409A, the parties shall work together to adopt such amendments to this Agreement or take any other actions that the parties determine are necessary or appropriate to (i) exempt such payments and benefits from Section 409A and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

15.            WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.            ENTIRE AGREEMENT. As of the Effective Date, this Agreement, together with any Option Agreement(s) and the Indemnification Agreement, constitutes the final, complete and exclusive agreement between Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Company or any representative thereof. Executive agrees that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon his execution of this Agreement, Executive will have no right or interest in or with respect to any such agreement, offer or promise.

17.            AMENDMENT. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

18.            ACKNOWLEDGEMENT. Executive hereby acknowledges (a) that Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

19.            GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

20.            NO WAIVER. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

21.            ASSIGNMENT. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

22.            SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

23.            CONSTRUCTION. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the telins of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

24.            COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

25.            CAPTIONS. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:
/s/ William H. Baribault
WILLIAM H. BARIBAULT

SOCAL:

BELVEDERE SOCAL

By:	/s/ Alan J. Lane

Name:	Alan J. Lane

Title:	Executive Chairman

PROFESSIONAL BUSINESS BANK

By:	/s/ Alan J. Lane

Name:	Alan J. Lane

Title:	Executive Chairman

SCHEDULE 1

LIST OF EXECUTIVE'S
OTHER PERMITTED ACTIVITIES

Boards of Directors positions, including advisory boards:

Henry Company, Director
M Chemical, Director
MC Gill, Director
Flintridge Preparatory School, Director
Kidspace Museum, Director
Verdugo Hills Hospital Foundation, Vice Chair Staub Metals, Advisor

Enterprises with ownership:

Oakwood Enterprises, Chair Paul Mar Inc, Chair
Eagle Associates, Partner
21 Fund, Partner
Henry Company (stock options)

Exhibit A

[TIME-VEST OPTION AGREEMENT]

Exhibit B

[PERFORMANCE-VEST OPTION AGREEMENT]

Exhibit C

[MODIFIED TIME-VEST OPTION AGREEMENT]